Exhibit 11.3

CONSENT OF MASTERWORKS ADMINISTRATIVE SERVICES, LLC

We hereby consent to the inclusion in this Offering Statement on Form 1-A of Masterworks Vault 2, LLC of the fair market value appraisal report effective July 14, 2023, relating to the artwork beneficially owned by Series 341, the fair market value appraisal report effective December 31, 2022, relating to the artwork beneficially owned by Series 495 and the fair market value appraisal report effective August 6, 2025, relating to the artwork beneficially owned by Series 505. We also consent to the reference to us under the heading “Experts” in such Offering Statement.

/s/ Masterworks Administrative Services, LLC

New York, New York

March 11, 2026